Exhibit 10.1

SOLID BIOSCIENCES INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this 2021 Employee Stock Purchase Plan (this “Plan”) is to provide eligible employees of Solid Biosciences Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), commencing at such time and on such dates as the Board of Directors of the Company (the “Board”) shall determine.  Subject to adjustment under Section 15 hereof, 1,102,885 shares of Common Stock have been approved for issuance under this Plan.  This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, and shall be interpreted consistent therewith.

1.Administration.  The Plan will be administered by the Board or by a committee appointed by the Board (the “Committee”).  The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2.Eligibility.  All employees of the Company and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Purchase Rights (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a)they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year;

(b)they have been employed by the Company or a Designated Subsidiary for at least thirty days prior to enrolling in the Plan; and

(c)they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Purchase Period (as defined below).

No employee may be granted a Purchase Right hereunder if such employee, immediately after the Purchase Right is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary.  For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.

The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

3.Offerings.  The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan.  Offerings will begin at such time and on such dates as the Board shall determine, or the first business day thereafter (such dates, the “Offering

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Commencement Dates”).  Each Offering Commencement Date will begin a six-month period (a “Plan Purchase Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Purchase Period.  However, the Board or the Committee may, at its discretion, choose a different Purchase Period of not more than twelve (12) months for Offerings.

4.Participation.  An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and submitting the enrollment and payroll deduction authorization or other forms prescribed by the Committee in accordance with enrollment procedures prescribed by the Committee (which may include accessing the website designated by the Company and electronically enrolling and authorizing payroll deductions or completing other forms)  prior to the applicable Offering Commencement Date.  The forms will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Purchase Period.  Unless an employee changes his or her enrollment authorizations or withdraws from the Plan in accordance with the prescribed procedures, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect.  The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement (or analogous non-U.S. statement), excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s Federal Income Tax Withholding Statement (or analogous non-U.S. statement), but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

5.Deductions.  The Company will maintain payroll deduction accounts for all participating employees.  With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any percentage amount (in whole percentages) up to a maximum of 15% of the Compensation he or she receives during the Plan Purchase Period or such shorter period during which deductions from payroll are made.  The Board or the Committee may, at its discretion, designate a lower maximum contribution rate. The minimum payroll deduction is such percentage of Compensation as may be established from time to time by the Board or the Committee.

6.Deduction Changes.  An employee may decrease or discontinue his or her payroll deduction once during any Plan Purchase Period, by filing either a written or electronic new payroll deduction authorization form, as determined by the Company.  However, an employee may not increase his or her payroll deduction during a Plan Purchase Period.  If an employee elects to discontinue his or her payroll deductions during a Plan Purchase Period but does not elect to withdraw his or her funds pursuant to Section 8 hereof, funds deducted prior to his or her election to discontinue will be applied to the purchase of Common Stock on the Purchase Exercise Date (as defined below).

7.Interest.  Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.

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8.Withdrawal of Funds.  An employee may at any time prior to the close of business on the fifteenth business day prior to the end of a Plan Purchase Period (or such other number of days as is determined by the Company) and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering.  Partial withdrawals are not permitted.  The employee may not begin participation again during the remainder of the Plan Purchase Period during which the employee withdrew his or her balance.  The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9.Purchase of Shares.

(a)Number of Shares.

(i)  On the Offering Commencement Date for the applicable Plan Purchase Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (a “Purchase Right”) to purchase on the last business day of such Plan Purchase Period (the “Purchase Exercise Date”) at the applicable purchase price (the “Purchase Right Price”) up to that whole number of shares of Common Stock (the “Purchase Right Shares”) determined by (A) dividing $25,000 by 12, (B) multiplying the result by the number of full months in the Plan Purchase Period and (C) dividing the result by the closing price (as determined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Purchase Right which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Purchase Right is granted) for each calendar year in which the Purchase Right is outstanding at any time; and, provided, further, however, that the Committee may, in its discretion, set a fixed maximum number of shares of Common Stock that each eligible employee may purchase per Plan Purchase Period which number may not be greater than the number of shares of Common Stock determined by using the formula in the first clause of this Section 9(a) and which number shall be subject to the second clause of this Section 9(a).

(ii) In the event the length of the Plan Purchase Period exceeds twelve (12) months), the Purchase Right Shares shall, subject to the additional limitations in Section 9(a)(i), be determined by multiplying $2,083 by the number of full months on the Plan Purchase Period and dividing the result by the closing price (as determined below) on the Offering Commencement Date.

(b)Purchase Right Price.The Board or the Committee shall determine the Purchase Right Price for each Plan Purchase Period, including whether such Purchase Right Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Purchase Period or (ii) the Purchase Exercise Date, or shall be based solely on the closing price of the Common Stock on the Purchase Exercise Date; provided, however, that such Purchase Right Price shall be at least 85% of the applicable closing price.  In the absence of a determination by the Board or the Committee, the Purchase Right Price will be 85% of the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Purchase Period or (ii) the Purchase Exercise Date.  The closing price shall be (a) the closing price

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(for the primary trading session) on any national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Board or the Committee.  If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the last preceding day on which sales were made.

(c)Exercise of Purchase Right.Each employee who continues to be a participant in the Plan on the Purchase Exercise Date shall be deemed to have exercised his or her Purchase Right at the Purchase Right Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

(d)Return of Unused Payroll Deductions.  Any balance remaining in an employee’s payroll deduction account at the end of a Plan Purchase Period will be automatically refunded to the employee, except that any balance that is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10.Issuance of Shares.

(a) Certificates.  Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee.  The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

(b)ESPP Broker Account.  The Company may require that the shares purchased on behalf of each participant shall be deposited directly into a brokerage account which the Company shall establish for the participant at a Company-designated brokerage firm.  The account will be known as the ESPP Broker Account.  Except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the date the participant first commences participation in the Offering Period in which the shares were purchased and (ii) the end of the one (1)-year period measured from the Purchase Exercise Date of those shares.  Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms.  Any shares held for the required holding period may thereafter be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the Participant may sell his or her shares.  Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Broker Account.  In addition, the participant may request a stock certificate or share transfer from his or her ESPP Broker Account prior to the satisfaction of the required holding period should the participant wish

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to make a gift of any shares held in that account.  However, shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares purchased by each participant in the United States, whether or not that participant continues in employee status.

11.Rights on Retirement, Death or Termination of Employment.  If a participating employee's employment ends before the last business day of a Plan Purchase Period, no payroll deduction shall be taken from any pay then due and owing to the employee and the balance in the employee’s account shall be paid to the employee.  In the event of the employee’s death before the last business day of a Plan Purchase Period, the Company shall, upon notification of such death, pay the balance of the employee’s account (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate.  If, before the last business day of the Plan Purchase Period, the Designated Subsidiary by which an employee is employed ceases to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12.Purchase Right Holders Not Stockholders.  Neither the granting of a Purchase Right to an employee nor the deductions from his or her pay shall make such employee a stockholder of the shares of Common Stock covered by a Purchase Right under this Plan until he or she has purchased and received such shares.

13.Purchase Rights Not Transferable.  Purchase Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14.Application of Funds.  All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15.Adjustment for Changes in Common Stock and Certain Other Events.

(a)Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Purchase Right Price shall be equitably adjusted to the extent determined by the Board or the Committee.

(b)Reorganization Events.

(1)Definition.  A “Reorganization Event” shall mean:  (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the

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Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)Consequences of a Reorganization Event on Purchase Rights.  In connection with a Reorganization Event, the Board or the Committee may take any one or more of the following actions as to outstanding Purchase Rights on such terms as the Board or the Committee determines:  (i) provide that Purchase Rights shall be assumed, or substantially equivalent Purchase Rights shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Purchase Rights will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Purchase Rights will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Purchase Rights will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Plan Purchase Period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (A) (1) the Acquisition Price times (2) the number of shares of Common Stock that the employee’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Purchase Right Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the applicable Plan Purchase Period for purposes of determining the Purchase Right Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (B) the result of multiplying such number of shares by such Purchase Right Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Purchase Rights shall convert into the right to receive liquidation proceeds (net of the Purchase Right Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Purchase Right shall be considered assumed if, following consummation of the Reorganization Event, the Purchase Right confers the right to purchase, for each share of Common Stock subject to the Purchase Right immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Purchase Rights to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to

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the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

16.Amendment of the Plan.  The Board may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.

17.Insufficient Shares.  If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro-rata basis.

18.Termination of the Plan.  This Plan may be terminated at any time by the Board.  Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

19.Governmental Regulations.  The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20.Governing Law.  The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

21.Issuance of Shares.  Shares may be issued upon exercise of a Purchase Right from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22.Notification upon Sale of Shares.  Each employee agrees, by participating in the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Purchase Right pursuant to which such shares were purchased.

23.Grants to Employees in Foreign Jurisdictions.  The Company may, to comply with the laws of a foreign jurisdiction, grant Purchase Rights to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Purchase Rights granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States.  Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Purchase Right under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423

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of the Code.  The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Purchase Rights.

24.Authorization of Sub-Plans.  The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

25.Withholding.  If applicable tax laws impose a tax withholding obligation, each affected employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Purchase Rights granted to or shares acquired by such employee pursuant to the Plan.  The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

26.Effective Date and Approval of Shareholders.  The Plan shall take effect on the date the Plan is approved by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors on

April 14, 2021

Approved by the stockholders on

June 16, 2021

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